Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, April 27, 2010	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FIRST QUARTER RESULTS
First Quarter Net Income per Share of $0.10 on Sales of $1.3 Billion
     DULUTH, GA — April 27 — AGCO, Your Agriculture Company (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.3 billion for the first quarter of 2010, a decrease of approximately 13.3% compared to net sales of approximately $1.5 billion for the first quarter of 2009. Reported net income per share was $0.10 for the first quarter of 2010, and adjusted net income, which excludes restructuring and other infrequent expenses, was $0.12 per share for the first quarter of 2010. These results compare to reported and adjusted net income of $0.36 per share for the first quarter of 2009. Excluding favorable currency translation impacts of approximately 8.6%, net sales in the first quarter of 2010 decreased approximately 22.0% compared to the same period in 2009.
     “We faced contrasting regional industry demand among the major global agricultural markets during the first quarter of 2010,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “In Brazil, market demand was near record levels, and we were very pleased with our sales and margin performance. In Western Europe, industry conditions continued to soften throughout the first quarter and remained below the strong levels that existed in early 2009. Industry demand in North America has stabilized, with the professional producer segment showing the most strength. During the first quarter, we closely managed production, temporarily idled factories and limited working capital usage which improved our cash position compared to the first quarter of 2009. As expected, these initiatives also curtailed wholesale shipments which put pressure on first quarter sales, lowered factory productivity and reduced margins.”
     “Margin improvement will continue to be a major focus for AGCO in the remainder of 2010,” continued Mr. Richenhagen. “We will closely manage the seasonal build in our inventory during the second quarter to position the company for stronger second half performance. We also plan to maintain our investments in new product development at a high level in preparation for the Tier 4 emissions requirements. AGCO’s focus on cash flow generation and debt reduction over the past four years greatly improved our financial condition. On March 5, 2010, Standard & Poor’s recognized AGCO’s financial progress by upgrading our debt rating to investment grade.”
     AGCO’s South American region reported a sales increase of approximately 67.7% in the first quarter of 2010 compared to the first quarter of 2009, excluding favorable currency translation impacts. Stronger industry demand in Brazil and Argentina produced most of the increase. The
CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

Europe/Africa/Middle East (EAME) region reported a sales decline of approximately 36.5% in the first quarter of 2010 compared to the first quarter of 2009, excluding favorable currency translation impacts. The sales declines were due to constrained production and weaker industry demand in all of the major markets across Europe. In the North American region, sales in the first quarter of 2010 declined approximately 30.5% compared to the first quarter of 2009, excluding favorable currency translation impacts. Working capital initiatives to manage dealer inventory levels and lower sales of utility tractors and hay products produced the decline.
     Sales declines, reduced gross margins and increased engineering expenses contributed to lower income from operations for the first quarter of 2010 compared to the first quarter of 2009. Production cuts associated with inventory reduction efforts and a weaker product mix, partially offset by lower material costs, produced lower gross margins. The Company increased its investment in new product development in order to meet new emission standards, resulting in increased engineering expense in the first quarter of 2010 compared to the same period last year.
Market Update
Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Quarter ended March 31, 2010	Prior Year Period	Prior Year Period

North America	+1%	+1%
South America	+53%	+59%
Western Europe	-23%	-44%
     North America
     In the first quarter of 2010, industry unit retail sales of tractors were up modestly compared to the same period in 2009. The expectation of higher farm income and improving farmer sentiment contributed to the strength in retail sales of high horsepower tractors and combines. Continued weakness in the dairy and livestock sectors contributed to lower industry unit retail sales of mid-range tractors and hay equipment, which both declined compared to 2009 levels.
     South America
     Industry unit retail sales of tractors in the first quarter of 2010 increased approximately 53% in Brazil compared to the same period in 2009. The expectation of strong harvests for row crop farmers as well as supportive government financing programs produced robust growth compared to weak market conditions experienced in the first quarter of 2009. Improved weather and forecasts for increased crop production in Argentina contributed to a 37% increase in industry unit retail sales in the first quarter of 2010 compared to the same period last year.
     Western Europe
     Industry demand in Western Europe continued to decline during the first quarter of 2010 compared to the prior year period. Industry unit retail tractor volumes were down approximately 23% compared to the first quarter of 2009. Slower recovery of the general economy, weaker farmer sentiment and lower farm income in 2009 all contributed to the decline in 2010. The industry unit retail tractor sales in France, Scandinavia and Germany all declined between 25% and 30% in the first quarter of 2010 compared to the first quarter of 2009.
     “The potential for near record crop production, solid commodity prices and generous government financing programs in Brazil, as well as improved conditions in Argentina, have created robust market conditions in South America,” stated Mr. Richenhagen. “In North America, more favorable planting conditions compared to 2009 and positive farm economics have helped stabilize the demand for farm equipment. Sales of high horsepower tractors and combines to the professional producer segment remain strong. Lagging economic conditions in Western Europe and weaker farmer sentiment are weighing on that market. Industry conditions in Eastern Europe and Russia remained weak due to ongoing credit constraints. Looking ahead, we expect global demand for grain and protein to increase as the world’s economies strengthen. Growing demand for these commodities should provide positive long-term support for farm income and for our industry.”
Regional Results
     AGCO Regional Net Sales (in millions)

				% change from
				2009 due to
	Three Months Ended March 31,		% change	currency
	2010 (1)	2009 (1)	from 2009	translation (1)

North America	$282.9	$393.3	- 28.1%	+ 2.4%
South America	377.3	179.5	+ 110.2%	+42.5%
EAME	612.3	905.7	- 32.4%	+ 4.1%
Rest of World	55.7	54.2	+ 2.8%	+16.4%

Total	$1,328.2	$1,532.7	- 13.3%	+ 8.6%

(1)	See Footnotes for additional disclosure
     Effective for the quarter ended March 31, 2010, the Company has realigned its business segment reporting structure to reflect changes to its internal management and organizational structure over the past year. The Company’s reportable segments will change from North America; South America; Europe/Africa/Middle East and Asia/Pacific to North America; South America; Europe/Africa/Middle East and Rest of World. The Rest of World reportable segment includes the regions of Eastern Europe, Asia, Australia and New Zealand. The Europe/Africa/ Middle East segment no longer includes certain markets in Eastern Europe. Disclosures above for the three months ended March 31, 2009 have been adjusted to reflect the change in the Company’s reportable segments.
     North America
     Dealer destocking initiatives and continued weakness in the dairy and livestock sectors produced lower North American sales, with the most significant declines in the mid-range tractor and hay equipment categories. Lower sales, the impact of lower production and increased expenditures on engineering efforts primarily aimed at meeting new emission standards resulted in a decline in income from operations of approximately $12.5 million for the first quarter of 2010 compared to the same period in 2009.
     South America
     Strong farm fundamentals and the extension of favorable government financing programs in Brazil combined with improved conditions in Argentina resulted in a 68% increase in South American sales in the first quarter of 2010 compared to the same period in 2009, excluding the impact of favorable currency translation. Income from operations increased approximately $37.4 million in the first quarter of 2010 compared to the same period in 2009. Sales growth, improved factory productivity and a richer product mix in Brazil led to the increase in operating income.
     EAME
     Weak market conditions in Western Europe and dealer destocking resulted in significant sales declines in the EAME region. AGCO experienced the largest declines in Germany, France and the United Kingdom. Income from operations declined by approximately $79.5 million in the first quarter of 2010 compared to the same period in 2009. Reduced sales, lower production levels and, increased engineering expenses contributed to the decline.
     Rest of World
     Net sales in AGCO’s Rest of World segment declined by approximately 13.6% during the first quarter of 2010 compared to the prior year period excluding the impact of currency translation. Softer market conditions in Australia, New Zealand and Japan drove most of the decline. Income from operations in the Rest of World region decreased approximately $1.1 million in the first quarter of 2010 compared to the same period in 2009 due to weaker sales.
Outlook
     Global industry sales are expected to be relatively flat in 2010 compared to 2009. Strong industry demand in South America is expected to produce strong growth in the first half of 2010, compared to a weak first half of 2009. North American industry demand is expected to remain stable for the remainder of the year. Weak market conditions in Western Europe are expected to stabilize during the second half of 2010, making comparisons to 2009 more favorable in the second half of the year. Continued economic weakness in the Commonwealth of Independent States and Eastern Europe is expected to keep industry demand at very low levels in those markets throughout 2010.
     AGCO is targeting adjusted earnings per share in a range from $1.65 to $1.75 for the full year of 2010. Net sales are expected to range from $6.7 billion to $6.8 billion. Gross margin improvements are expected to be offset by higher engineering expenses for new product development and Tier 4 emission requirements, as well as higher pension costs. Earnings per share projections exclude restructuring expenses expected to be incurred in the Company’s European operations, estimated at approximately $0.10 per share for the full year of 2010.

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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, April 27, 2010. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, margin improvements, inventory management, product development, industry demand, general economic conditions, commodity demand, farm incomes, pension costs and engineering and restructuring expenses, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing take place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most retail sales of the products that we manufacture are financed, either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During the first quarter of 2010, our joint ventures with Rabobank, which are controlled by Robobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the ongoing economic downturn, financing for capital equipment purchases generally has become more difficult and expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and our retail finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees, and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact results of operations and cash flows.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,700 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2009, AGCO had net sales of $6.6 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31,	December 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	$408.1	$651.4
Accounts and notes receivable, net	877.7	725.2
Inventories, net	1,303.3	1,156.7
Deferred tax assets	65.0	63.6
Other current assets	143.4	151.6

Total current assets	2,797.5	2,748.5
Property, plant and equipment, net	862.2	910.0
Investment in affiliates	351.3	353.9
Deferred tax assets	58.0	70.0
Other assets	111.0	115.7
Intangible assets, net	158.1	166.8
Goodwill	603.3	634.0

Total assets	$4,941.4	$4,998.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$—	$0.1
Convertible senior subordinated notes	195.1	193.0
Securitization facilities	137.5	—
Accounts payable	642.5	621.6
Accrued expenses	699.9	808.7
Other current liabilities	47.2	45.5

Total current liabilities	1,722.2	1,668.9
Long-term debt, less current portion	439.7	454.0
Pensions and postretirement health care benefits	261.2	276.6
Deferred tax liabilities	112.2	118.7
Other noncurrent liabilities	76.0	78.0

Total liabilities	2,611.3	2,596.2

Temporary Equity:
Equity component of redeemable convertible senior subordinated notes	6.2	8.3

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,054.7	1,061.9
Retained earnings	1,527.9	1,517.8
Accumulated other comprehensive loss	(260.7)	(187.4)

Total AGCO Corporation stockholders’ equity	2,322.8	2,393.2

Noncontrolling interest	1.1	1.2

Total stockholders’ equity	2,323.9	2,394.4

Total liabilities, temporary equity and stockholders’ equity	$4,941.4	$4,998.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2010	2009
Net sales	$1,328.2	$1,532.7
Cost of goods sold	1,103.6	1,261.9

Gross profit	224.6	270.8

Selling, general and administrative expenses	157.0	161.6
Engineering expenses	52.1	48.0
Restructuring and other infrequent expenses	1.6	—
Amortization of intangibles	4.5	4.1

Income from operations	9.4	57.1

Interest expense, net	9.6	11.5
Other (income) expense, net	(2.5)	6.4

Income before income taxes and equity in net earnings of affiliates	2.3	39.2

Income tax provision	3.8	14.4

(Loss) income before equity in net earnings of affiliates	(1.5)	24.8

Equity in net earnings of affiliates	11.5	8.9

Net income	10.0	33.7

Net loss attributable to noncontrolling interest	0.1	—

Net income attributable to AGCO Corporation and subsidiaries	$10.1	$33.7

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.11	$0.37

Diluted	$0.10	$0.36

Weighted average number of common and common equivalent shares outstanding:
Basic	92.4	91.9

Diluted	96.2	92.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$10.0	$33.7

Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	33.0	25.7
Deferred debt issuance cost amortization	0.7	0.7
Amortization of intangibles	4.5	4.1
Amortization of debt discount	4.0	3.7
Stock compensation	2.0	6.4
Equity in net earnings of affiliates, net of cash received	(8.5)	(5.2)
Deferred income tax provision	(5.6)	(4.3)
Gain on sale of property, plant and equipment	(0.1)	(0.2)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(29.8)	(43.2)
Inventories, net	(178.9)	(236.8)
Other current and noncurrent assets	(6.5)	(15.6)
Accounts payable	37.1	(148.6)
Accrued expenses	(74.7)	(58.1)
Other current and noncurrent liabilities	10.5	(20.4)

Total adjustments	(212.3)	(491.8)

Net cash used in operating activities	(202.3)	(458.1)

Cash flows from investing activities:
Purchases of property, plant and equipment	(24.1)	(46.9)
Proceeds from sale of property, plant and equipment	0.1	0.4
Restricted cash and other	—	12.6

Net cash used in investing activities	(24.0)	(33.9)

Cash flows from financing activities:
(Repayment of) proceeds from debt obligations, net	(2.1)	58.9
Payment of minimum tax withholdings on stock compensation	(8.8)	(4.4)
Investments by noncontrolling interest	—	1.3

Net cash (used in) provided by financing activities	(10.9)	55.8

Effect of exchange rate changes on cash and cash equivalents	(6.1)	10.4

Decrease in cash and cash equivalents	(243.3)	(425.8)
Cash and cash equivalents, beginning of period	651.4	506.1

Cash and cash equivalents, end of period	$408.1	$80.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. DECONSOLIDATION OF JOINT VENTURE
     On January 1, 2010, the Company adopted the provisions of Accounting Standards Update (“ASU”) 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”), and performed a qualitative analysis of all its joint ventures, including its GIMA joint venture, to determine whether it had a controlling financial interest in such ventures. As a result of this analysis, the Company determined that its GIMA joint venture should no longer be consolidated into the Company’s results of operations or financial position as the Company does not have a controlling financial interest in GIMA based on the shared powers of both joint venture partners to direct the activities that most significantly impact GIMA’s financial performance. GIMA is a joint venture between AGCO and Claas Tractor SAS to cooperate in the field of purchasing, design and manufacturing of components for agricultural tractors. Each party has a 50% ownership interest in the joint venture and has an investment of approximately €4.2 million in the joint venture. Both parties purchase all of the production output of the joint venture. The deconsolidation of GIMA resulted in a retroactive reduction to “Noncontrolling interests” within equity and an increase to “Investments in affiliates” in the Company’s Condensed Consolidated Balance Sheet as of December 31, 2009 of approximately $6.4 million. The deconsolidation resulted in a reduction in the Company’s “Net sales” and “Income from Operations” within its Condensed Consolidated Statements of Operations, but had no net impact to the Company’s consolidated net income for the three months ended March 31, 2009. The deconsolidation also resulted in a reduction of the Company’s “Total assets” and “Total liabilities” within its Condensed Consolidated Balance Sheets, but had no net impact to the Company’s “Total stockholders’ equity” other than the reduction previously mentioned. The Company retroactively restated prior periods and recorded the following adjustments:

	As
Condensed Consolidated Balance Sheet	Previously
as of December 31, 2009	Reported	Adjustment	As adjusted
Total assets	$5,062.2	$(63.3)	$4,998.9
Total liabilities	$2,653.1	$(56.9)	$2,596.2

Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2009

Net sales	$1,579.0	$(46.3)	$1,532.7
Income from operations	$58.6	$(1.5)	$57.1
2. STOCK COMPENSATION EXPENSE
     The Company recorded stock compensation expense as follows:

	Three Months Ended
	March 31,
	2010	2009
Cost of goods sold	$0.1	$0.5
Selling, general and administrative expenses	1.9	5.9

Total stock compensation expense	$2.0	$6.4

3. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During 2009 and 2010, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities located in France, Finland, Germany and the United States, as well as at various administrative offices located in the United Kingdom and the United States. The Company also announced the closure of its combine assembly operations in Randers, Denmark in 2009. During the three months ended March 31, 2010, the Company recorded restructuring and other infrequent expenses of approximately $1.6 million, primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Finland and the United Kingdom.
4. INDEBTEDNESS
     Indebtedness at March 31, 2010 and December 31, 2009 consisted of the following:

	March 31,	December 31,
	2010	2009
6 7/8% Senior subordinated notes due 2014	$270.2	$286.5
1 3/4% Convertible senior subordinated notes due 2033	195.1	193.0
1 1/4% Convertible senior subordinated notes due 2036	169.4	167.5
Securitization facilities (Note 6)	137.5	—
Other long-term debt	0.1	0.1

	772.3	647.1
Less: Current portion of long-term debt	—	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	(195.1)	(193.0)
Securitization facilities	(137.5)	—

Total indebtedness, less current portion	$439.7	$454.0

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes, if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds, respectively, 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes, for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of March 31, 2010 and December 31, 2009, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending March 31, 2010 and December 31, 2009, respectively, and, therefore, the Company classified the notes as a current liability. In accordance with ASU No. 2009-04, “Accounting for Redeemable Equity Instruments,” the Company also classified the equity component of the 1 3/4% convertible senior subordinated notes as “temporary equity.” The amount classified as “temporary equity” was measured as the excess of (a) the amount of cash that would be required to be paid upon conversion over (b) the current carrying amount of the liability-classified component. Future classification of both series of notes between current and long-term debt and classification of the equity component of both notes as “temporary equity” is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s $300.0 million multi-currency revolving credit facility, or a combination of these sources.

5. INVENTORIES
     Inventories at March 31, 2010 and December 31, 2009 were as follows:

	March 31,	December 31,
	2010	2009
Finished goods	$546.5	$480.0
Repair and replacement parts	402.3	383.1
Work in process	109.7	86.3
Raw materials	244.8	207.3

Inventories, net	$1,303.3	$1,156.7

6. ACCOUNTS RECEIVABLE SALES AGREEMENTS AND SECURITIZATION FACILITIES
     On January 1, 2010, the Company adopted the provisions of ASU 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” and ASU 2009-17. As a result of this adoption, the Company’s European securitization facilities were required to be recognized within the Company’s Condensed Consolidated Balance Sheets. At March 31, 2010, the Company’s accounts receivable securitization facilities in Europe had outstanding funding of approximately €101.8 million (or approximately $137.5 million). Therefore, the Company recognized approximately $137.5 million of accounts receivable sold through its European securitization facilities as of March 31, 2010 with a corresponding liability equivalent to the funded balance of the facilities.
     At March 31, 2010, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis of substantially all of its wholesale interest-bearing and non-interest bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. As of March 31, 2010, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements was approximately $420.7 million.
     Losses on sales of receivables primarily under the Company’s accounts receivable sales agreements in North America with AGCO Finance, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $2.7 million during the three months ended March 31, 2010. Losses on sales of receivables primarily under the Company’s European securitization facility and former U.S. and Canadian securitization facilities were approximately $5.0 million during the three months ended March 31, 2009.
     The Company’s AGCO Finance retail finance joint ventures in Europe, Brazil and Australia also provide wholesale financing to the Company’s dealers. The receivables associated with these arrangements are without recourse to the Company. As of March 31, 2010 and December 31, 2009, these retail finance joint ventures had approximately $151.3 million and $176.9 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months ended March 31, 2010 and 2009 is as follows:

	Three Months Ended March 31,
	2010	2009

Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$10.1	$33.7

Weighted average number of common shares outstanding	92.4	91.9

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.11	$0.37

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$10.1	$33.7

Weighted average number of common shares outstanding	92.4	91.9
Dilutive stock options, performance share awards and restricted stock awards	0.7	0.5
Weighted average assumed conversion of contingently convertible senior subordinated notes	3.1	—

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	96.2	92.4

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.10	$0.36

8. SEGMENT REPORTING
     Effective January 1, 2010, the Company modified its system of reporting, resulting from changes to its internal management and organizational structure over the past year, which changed its reportable segments from North America; South America; Europe/Africa/Middle East; and Asia/Pacific to North America; South America; Europe/Africa/Middle East; and Rest of World. The Rest of World reportable segment includes the regions of Eastern Europe, Asia, Australia and New Zealand and the Europe/Africa/ Middle East segment no longer includes certain markets in Eastern Europe. The changes to the organizational structure over the past year included the creation of a management team responsible for Eastern Europe and Asia. Effective January 1, 2010 and as a result of changes in the Company’s organization structure throughout 2009, these reportable segments are reflective of how the Company’s chief operating decision maker reviews operating results for the purposes of allocating resources and assessing performance. Disclosures for the first quarter ended March 31, 2009 have been adjusted to reflect the change in reportable segments.
     The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2010 and 2009 are as follows:

Three Months Ended	North	South	Europe/Africa/	Rest of
March 31,	America	America	Middle East	World	Consolidated
2010
Net sales	$282.9	$377.3	$612.3	$55.7	$1,328.2
(Loss) income from operations	(7.3)	42.8	(3.8)	1.8	33.5

2009
Net sales	$393.3	$179.5	$905.7	$54.2	$1,532.7
Income from operations	5.2	5.4	75.7	2.9	89.2
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended
	March 31,
	2010	2009
Segment income from operations	$33.5	$89.2
Corporate expenses	(16.1)	(22.1)
Stock compensation expense	(1.9)	(5.9)
Restructuring and other infrequent expenses	(1.6)	—
Amortization of intangibles	(4.5)	(4.1)

Consolidated income from operations	$9.4	$57.1

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended March 31, 2010 and 2009:

	Three months ended March 31,
	2010			2009
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$11.0	$11.3	$0.12	$57.1	$33.7	$0.36
Restructuring and other infrequent expenses(2)	1.6	1.2	0.01	—	—	—

As reported	$9.4	$10.1	$0.10	$57.1	$33.7	$0.36

(1)	Net income and earnings per share amounts are after tax (rounding may impact the summation of certain line items).

(2)	The restructuring and other infrequent expenses recorded in the first three months ended March 31, 2010 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in Denmark, Finland and the United Kingdom.
     This earnings release discloses the percentage change in regional net sales due to currency translation. The following is a reconciliation of net sales for the three months ended March 31, 2010 at actual exchange rates compared to 2009 adjusted exchange rates (in millions):

	Three Months Ended
	March 31,
			% change
	2010 at	2010 at	from 2009
	Actual	Adjusted	due to
	Exchange	Exchange	currency
	Rates	Rates (1)	translation

North America	$282.9	$273.3	2.4%
South America	377.3	575.0	42.5%
EAME	612.3	301.0	4.1%
Rest of World	55.7	46.9	14.5%

Total	$1,328.2	$1,196.2	8.6%

(1)	Adjusted exchange rates are 2009 exchange rates.